Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey's Posts Record Third Quarter Due to Strong Inside Sales and Fuel Margins
Ankeny, IA, March 9, 2015 - Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported diluted earnings per share of $1.01 for the third quarter of fiscal 2015 ended January 31, 2015, compared to $0.33 per share for the same quarter a year ago. Year to date, diluted earnings per share were $3.57 compared to $2.73 a year ago. “Casey’s experienced significant inside sales growth throughout the third quarter,” stated Chairman and CEO Robert J. Myers. “The steady decline in wholesale gasoline costs was favorable to fuel margins, and the low price of gasoline drove sales in all of our business categories. Total gross profit rose 26.9% for the third quarter.”
Fuel - The goal for fiscal 2015 is to increase same-store gallons sold 1% with an average margin of 15.3 cents per gallon. For the third quarter, same-store gallons sold rose 2.2% with an average margin of 22.0 cents per gallon. The Company sold 14 million renewable fuel credits for $8.4 million in the quarter. “The steady fall in wholesale fuel cost throughout the quarter enabled us to achieve a record third quarter fuel margin,” said Myers. “Same-store sales benefited from mild weather and lower retail fuel prices compared to last year’s third quarter.” Total gallons sold for the year were up 8.7% with an average margin of 20.1 cents per gallon. Year to date, same-store gallons were up 2.5%.
Grocery and Other Merchandise - The Company’s annual goal is to increase same-store sales 5.3% with an average margin of 32.1%. For the quarter, same-store sales were up 7.7% with an average margin of 31.2%. “Beer and beverage sales continue to benefit from our expanded cooler capacity incorporated in our current store design,” said Myers. “We also experienced strong cigarette sales throughout the quarter, led in part by a favorable trend of customers trading up to premium brands.” For the nine months ended January 31, 2015, same-store sales were up 7.3% with an average margin of 32.0%. Total sales for the year were up 12.7% while gross profit rose 12.6% to $435.3 million.
Prepared Food and Fountain - Casey’s annual goal is to increase same-store sales 9.5% with an average margin of 60%. For the third quarter, same-store sales were up 14.1% with an average margin of 58.7%. The margin was down 210 basis points from the prior year due to higher input costs and increased stales. However, total gross profit for the category rose 16.1% to $111.7 million in the third quarter. “We have several initiatives driving prepared food sales, such as expanding stores to 24-hour operations, adding pizza delivery and major store remodels. We were also able to implement strategic price increases throughout the fiscal year,” said Myers. “Cheese costs declined throughout the quarter, and the Company recently locked in wholesale cheese costs through December 31, 2015.” Total prepared food and fountain sales for the year were up 18.1%, while gross profit rose 13.9% to $347.5 million.
Operating Expenses - Year to date, operating expenses increased 12.5% to $727.9 million. For the third quarter, operating expenses were up 11.2% to $238.8 million. “Operating expenses are up primarily due to the unit growth we have experienced since this time a year ago, along with store replacements and the various initiatives we have in place to grow sales throughout our chain,” said Myers. Store level operating expenses that have not been impacted by the initiatives were up 2.4% for the quarter.

Expansion - The Company’s annual goal is to build or acquire 72 to 108 stores and replace 25 existing stores. As of the end of the third fiscal quarter, the Company opened 33 new stores and acquired 32 stores. The Company also completed 25 replacements. In January, the Company completed the expansion of the Distribution Center in Ankeny, Iowa, and is expecting to complete the construction of a second distribution center in Terre Haute, Indiana in February 2016. “The Company is well positioned to take advantage of any acquisition opportunity that may become available,” Myers said. “We are in excellent financial shape to continue to build and acquire stores, and we will maintain our disciplined approach when evaluating potential acquisitions.” The Company currently has 26 new and 11 replacement stores under construction.
Dividend - At its March meeting, the Board of Directors declared a quarterly dividend of $0.20 per share. The dividend is payable May 15, 2015 to shareholders of record on May 1, 2015.
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Casey’s General Stores, Inc.
Condensed Consolidated
Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2015	2014	2015	2014
Total revenue	$1,671,961	1,790,055	$6,113,358	5,920,689
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,320,915	1,513,365	5,020,116	4,982,293
Gross profit	351,046	276,690	1,093,242	938,396
Operating expenses	238,782	214,671	727,881	647,174
Depreciation and amortization	40,431	32,687	113,955	95,604
Interest, net	10,191	10,123	31,057	29,595
Income before income taxes	61,642	19,209	220,349	166,023
Federal and state income taxes	22,323	6,556	81,064	60,145
Net income	$39,319	12,653	$139,285	105,878
Net income per common share
Basic	$1.01	0.33	$3.60	2.76
Diluted	$1.01	0.33	$3.57	2.73
Basic weighted average shares	38,795,477	38,482,970	38,701,232	38,443,816
Plus effect of stock compensation	322,674	444,061	309,125	418,025
Diluted weighted average shares	39,118,151	38,927,031	39,010,357	38,861,841

Casey’s General Stores, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 31, 2015	April 30, 2014
Assets
Current assets
Cash and cash equivalents	$43,637	$121,641
Receivables	22,217	25,841
Inventories	168,280	204,833
Prepaid expenses	2,906	1,478
Deferred income taxes	17,722	23,292
Income tax receivable	1,624	12,473
Total current assets	256,386	389,558
Other assets, net of amortization	17,163	15,947
Goodwill	127,046	120,406
Property and equipment, net of accumulated depreciation of $1,160,558 at January 31, 2015 and $1,062,278 at April 30, 2014	1,986,945	1,778,965
Total assets	$2,387,540	$2,304,876
Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$18,500	$—
Current maturities of long-term debt	7,893	553
Accounts payable	174,704	250,807
Accrued expenses	123,848	139,529
Total current liabilities	324,945	390,889
Long-term debt, net of current maturities	845,846	853,642
Deferred income taxes	340,084	318,023
Deferred compensation	17,147	16,558
Other long-term liabilities	20,409	22,500
Total liabilities	1,548,431	1,601,612
Total shareholders’ equity	839,109	703,264
Total liabilities and shareholders’ equity	$2,387,540	$2,304,876
Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
The previously announced revisions to our financial results regarding an immaterial correction of an error for the fiscal 2015 first quarter and fiscal 2014 are reflected in year-to-date results and comparisons to prior periods.

Revenue and Gross Profit by Product (Amounts in thousands)
Three months ended 1/31/2015	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$1,056,458	$412,711	$190,393	$12,399	$1,671,961
Gross profit	$98,418	$128,572	$111,672	$12,384	$351,046
Margin	9.3%	31.2%	58.7%	99.9%	21.0%
Fuel gallons	446,842
Three months ended 1/31/2014
Revenue	$1,255,774	$364,846	$158,200	$11,235	$1,790,055
Gross profit	$55,892	$113,429	$96,147	$11,222	$276,690
Margin	4.5%	31.1%	60.8%	99.9%	15.5%
Fuel gallons	411,389

Revenue and Gross Profit by Product (Amounts in thousands)
Nine months ended 1/31/2015	Fuel	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Revenue	$4,134,353	$1,358,231	$586,199	$34,575	$6,113,358
Gross profit	275,923	$435,282	$347,506	$34,531	$1,093,242
Margin	6.7%	32.0%	59.3%	99.9%	17.9%
Fuel gallons	1,371,796
Nine months ended 1/31/2014
Revenue	$4,187,629	$1,204,983	$496,199	$31,878	$5,920,689
Gross profit	$214,937	$386,548	$305,072	$31,839	$938,396
Margin	5.1%	32.1%	61.5%	99.9%	15.8%
Fuel gallons	1,261,833

Fuel Gallons						Fuel Margin
Same-store Sales Growth						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2015	3.0%	2.3%	2.2%			F2015	18.9	¢	19.5	¢	22.0	¢
F2014	3.2	4.2	3.8	1.8%	3.1%	F2014	21.4		16.0		13.6		13.1	¢	16.1	¢
F2013	(0.2)	(0.4)	0.6	1.0	0.1	F2013	14.2		14.2		13.1		16.3		14.4

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2015	7.7%	6.6%	7.7%			F2015	32.5%	32.3%	31.2%
F2014	6.1	10.2	6.5	7.2%	7.4%	F2014	32.7	32.3	31.1	32.1%	32.1%
F2013	2.6	(0.7)	3.2	(0.2)	0.8	F2013	33.4	33.4	31.7	31.7	32.6

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2015	11.1%	11.1%	14.1%			F2015	59.9%	59.3%	58.7%
F2014	11.9	12.3	10.7	12.1%	11.8%	F2014	61.8	61.8	60.8	60.1%	61.1%
F2013	10.6	10.1	11.6	4.4	8.6	F2013	63.5	62.5	60.6	60.5	61.8

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 10, 2015. The call will be broadcast live over the Internet at 9:30 a.m. CST via the Investor Relations section of our Web site and will be available in an archived format.